exhibit l.1

Stradley Ronon Stevens & Young, LLP

191 North Wacker Drive

Suite 1601

Chicago, IL 60606

November 28, 2017

Invesco High Income 2024 Target Term Fund

11 Greenway Plaza Plaza, Suite 1000

Houston, Texas 77046

Invesco High Income 2024 Target Term Fund

We have acted as counsel for Invesco High Income 2024 Target Term Fund (the “Fund”) in connection with the registration under the Securities Act of 1933, as amended (the “Act”), of certain of its common shares of beneficial interest, no value per share (the “Shares”) in registration statement no. 333- 217870 on form N-2 as it is proposed to be amended by pre-effective amendment no. 3 (as proposed to be amended, the “Registration Statement”).

In this connection, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate and other records, certificates and other papers as we deemed it necessary to examine for the purpose of this opinion, including the Fund’s certificate of trust, amended and restated agreement and declaration of trust and by-laws, actions of the board of trustees of the Fund authorizing the issuance of shares of the Fund and the Registration Statement.

We assume that, upon sale of the Shares, the Fund will receive the authorized consideration therefor, which will at least equal the net asset value of the Shares.

Based upon the foregoing, we are of the opinion that when the Shares are issued and sold after the Registration Statement has been declared effective and the authorized consideration therefor is received by the Fund, they will be legally issued, fully paid and nonassessable by the Fund.

In rendering the foregoing opinion, we have relied upon the opinion of Morris, Nichols, Arsht & Tunnell LLP expressed in their letter to us dated November 28, 2017.

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to our firm under the heading “Legal Opinions and Experts” in the Prospectus. In giving this consent, we do not admit that we are in the category of persons whose consent is required under section 7 of the Act.

Very truly yours,
/s/ Stradley Ronon Stevens & Young, LLP
Stradley Ronon Stevens & Young, LLP